Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the McDonald’s Corporation Profit Sharing and Savings Program, McDonald’s Ventures 401(k) Plan and McDonald’s Excess Benefit and Deferred Bonus Plan of our reports (a) dated January 26, 2004, with respect to the consolidated financial statements of McDonald’s Corporation included in its Annual Report (Form 10-K), and (b) dated May 26, 2004 with respect to the financial statements of the McDonald’s Corporation Profit Sharing and Savings Program, included in the Program’s Annual Report (Form 11-K), both for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 3, 2004